Exhibit 99.1

SOUTHWEST BANCORPORATION OF TEXAS, INC.
ANNOUNCES MERGER WITH MAXIM FINANCIAL HOLDINGS, INC.

Strategic Alliance Enhances Two Successful Franchises

     HOUSTON (March 10, 2003) — Southwest Bancorporation of Texas, Inc. (NASDAQ: SWBT) and Maxim Financial Holdings, Inc. announced today the signing of a definitive merger agreement. Upon completion of the merger, Maxim Financial Holdings, Inc. will become part of Southwest Bancorporation of Texas, Inc., the holding company for Southwest Bank of Texas N.A.

     The merger, which will be an all-cash transaction, is valued at $63 million and is expected to close in the third quarter.

     Maxim Financial Holdings, Inc., the parent company of MaximBank, has eight banking centers located across Galveston County and a history that dates back to 1906. At December 31, 2002, MaximBank had $315.8 million in assets, $91.6 million in total loans, $245.2 million in total deposits, and $28.7 million in shareholders’ equity. As of that same date, Southwest Bancorporation of Texas, Inc. had $5.17 billion in assets, $3.22 billion in total loans, $3.91 billion in total deposits, and $445.5 million in shareholders’ equity.

     “When we looked at expansion opportunities in Galveston County, we were thrilled to talk to MaximBank because of its stature in the communities it serves. It is a logical expansion of our banking franchise,” said Paul B. Murphy, Jr., President and CEO of Southwest Bank of Texas. “MaximBank has an outstanding history and reputation for bringing financial products and services to the same businesses and citizens that helped make this one of the most economically vibrant areas in the Houston region.”

Noted Charles Hall, Jr., CEO of MaximBank: “Our business and individual customers, as well as our employees, will certainly be the beneficiaries of this merger with the Houston area’s largest and leading independent bank. Like us, Southwest Bank has a commitment to service and technology that is recognized in this market and it is a bank that is extremely supportive of the communities it serves. My leadership group and I are very pleased to be a part of the management team for the combined bank in the coming years.”

     At closing, the combined companies will have approximately $5.35 billion in total assets, a loan limit of $68 million and 41 banking centers. The merger is subject to Maxim Financial Holdings, Inc. shareholder approval, regulatory approval and other customary closing conditions.

     Added Murphy: “When you look at our merger history—Pinemont Bank, Fort Bend Federal Savings & Loan, and Citizens Bankers, Inc.—there are a number of common elements: similar operating philosophies, low loan to deposit ratios, outstanding reputations in their communities, motivated employees and strong growth potential. MaximBank shares all of these which enables us to be very confident of another successful merger and a future with continued solid growth.”

     Assuming expense savings of 16 percent, Southwest anticipates that the merger will be accretive to its earnings in the first year. This estimate does not consider any anticipated revenue enhancements that may be realized from the merger. Southwest expects to incur a pretax merger-related charge of $3.0 million. This transaction represents a purchase price of 2.2 times book and 17.6 times reported 2002 earnings.

     A conference call to discuss the merger will be held on Tuesday, March 11, 2003 at 10:30 a.m. CST. The call is available at http://www.firstcallevents.com/service/ajwz376496456gf12.html or by dialing 1-800-982-3654 and referencing “Southwest Bank of Texas.”

Southwest Bancorporation of Texas, Inc., the parent company of Southwest Bank of Texas N. A. (the “Company”), is the largest independent bank holding company headquartered in Houston, Texas. The Company focuses on commercial lending, treasury management and investment services for businesses in the southwest, private financial management and trust services for families and individuals, and retail and mortgage banking services. The Company, with $5.17 billion in assets, has 33 full-service branches located throughout the Houston metropolitan area and a loan production office in Dallas.

Certain of the matters discussed in this press release may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Southwest Bancorporation of Texas, Inc. (the “Company”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipated,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: (a) the effects of future economic conditions on the Company and its customers; (b) governmental monetary and fiscal policies, as well as legislative and regulatory changes; (c) the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; (d) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet; and (e) the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.

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Media Contacts:

Southwest Bank of Texas	MaximBank

Sarah Peterson 713-232-1115	Jan Berlowski 281-337-8412

Darren Craig 713-232-1433